EXHIBIT 99.2

Camber Energy, Inc. Announces Effectiveness of One-for-Fifty Reverse Stock Split

HOUSTON, TX / ACCESSWIRE / December 21, 2022 – Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”) announced today that its 1-for-50 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share, accompanied by a corresponding decrease in the Company’s authorized shares of common stock (the “Reverse Stock Split”), which the Company previously disclosed was approved by the Board of Directors on December 14, 2022, became effective as of 12:01 a.m. Central Standard Time today, and will be reflected in the marketplace as of the open of trading. In connection with the Reverse Stock Split, the Company’s shares of common stock will continue to trade on the NYSE American under the symbol “CEI” but will trade under a new CUSIP number, 13200M 607.

The Reverse Stock Split, under Section 78.207 of the Nevada Revised Statutes (“NRS”), proportionally adjusted both the Company’s (a) authorized shares of common stock and (b) issued and outstanding shares of common stock. As a result of the Reverse Stock Split, every 50 pre-split shares of common stock outstanding were automatically combined into one new share of common stock without any action on the part of the holders, and the number of outstanding shares of common stock was reduced from approximately 887.7 million shares to approximately 17.8 million shares. The Reverse Stock Split did not affect the par value of the common stock.

No fractional shares were issued as a result of the Reverse Stock Split, and no cash or other consideration will be paid. Instead, fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share on a per shareholder basis.

Proportionate adjustments were made to (i) the Company’s multiple series of convertible preferred stock, (ii) the Company’s multiple convertible promissory notes, (iii) the Company’s outstanding options, warrants, convertible debentures and other convertible securities, and (iv) the 2014 Stock Incentive Plan, the Lucas Energy, Inc. 2012 Stock Incentive Plan and the Lucas Energy, Inc. 2010 Long Term Incentive Plan, each as amended and restated to date, and other equity-based plans of the Company.

As discussed previously, the Board of Directors approved the Reverse Stock Split unilaterally, and without shareholder approval, pursuant to Section 78.207of the NRS, solely to enable the Company to expeditiously meet the low price per share selling price requirements of the NYSE American and to reduce the risk of the Company being automatically delisted from the NYSE American due to the trading prices of its common stock falling below a price which NYSE American views as abnormally low. The Reverse Stock Split will have no effect on the Company’s authorized preferred stock, except to affect, where applicable, the conversion rates and voting rights of such preferred stock. The Reverse Stock Split is expected to increase the market price per share of the Company’s common stock, bringing the Company into compliance with the listing requirements of the NYSE American.

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ClearTrust, LLC, Camber’s transfer agent, is assisting with the Reverse Stock Split and may be contacted for further information at (813) 235-4490.

About Camber Energy, Inc.

Camber Energy, Inc. is a growth-oriented diversified energy company. Through its majority-owned subsidiary, Camber provides custom energy & power solutions to commercial and industrial clients in North America and owns interests in oil and natural gas assets in the United States. The company’s majority-owned subsidiary also holds an exclusive license in Canada to a patented carbon-capture system, and has a majority interest in: (i) an entity with intellectual property rights to a fully developed, patent pending, ready-for-market proprietary Medical & Bio-Hazard Waste Treatment system using Ozone Technology; and (ii) entities with the intellectual property rights to fully developed, patent pending, ready-for-market proprietary Electric Transmission and Distribution Open Conductor Detection Systems. For more information, please visit the company’s website at www.camber.energy.

Forward-Looking Statements

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Any statements that are not historical facts contained in this press release are “forward-looking statements”, which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions or economic conditions with respect to the oil and gas industry, the COVID-19 pandemic, the performance of management, actions of government regulators, vendors, and suppliers, our cash flows and ability to obtain financing, competition, general economic conditions, an outbreak or escalation of armed hostilities or acts of war or terrorism and other factors that are detailed in Camber’s filings with the Securities and Exchange Commission. We intend that all forward-looking statements be subject to the safe-harbor provisions.

Contact Information

Investors and Media:

Tel. 281.404.4387 (ext.3)

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